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                                                                   EXHIBIT 1
                             PAPP FOCUS FUND, INC.

                           ARTICLES OF INCORPORATION

     FIRST:    THE UNDERSIGNED, Janet D. Olsen, whose address is Three First
National Plaza, 70 West Madison Street, Suite 3300, Chicago, Illinois, 60602, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland.

     SECOND:   (a) The name of the corporation (which is hereinafter called the
"Corporation") is:

                             Papp Focus Fund, Inc.

     (b) The Corporation acknowledges that it is adopting its corporate name through permission of L. Roy Papp & Associates, an Arizona partnership ("Papp & Associates"), and acknowledges that Papp & Associates has the sole and exclusive right to use or license the use of the names "L. Roy Papp" or "Papp" or "Papp . . . Fund" in commerce. The Corporation agrees that if, at any time and for any cause, the investment adviser or distributor of the Corporation ceases to be Papp & Associates or an affiliate of Papp & Associates, the Corporation shall at the written request of Papp & Associates take all requisite action to amend its Charter to eliminate the names "L. Roy Papp" or "Papp" or "Papp . . . Fund" from the Corporation's corporate name. The Corporation further acknowledges that Papp & Associates reserves the right to grant the non-exclusive right to use the name "L. Roy Papp" or "Papp" or "Papp . . . Fund" to any other corporation, including other investment companies, whether now in existence or hereafter created.

     THIRD: (a) The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:

          (1) To engage primarily in the business of investing, reinvesting or trading in securities as an investment company classified under the Investment Company Act of 1940 (the "1940 Act") as an open-end, management company.

          (2) To engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.

     (b) The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the
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Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

     FOURTH:   The present address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

     FIFTH:    The name and address of the resident agent of the Corporation in this State is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

     SIXTH:    (a) The total number of shares of capital stock of all classes which the Corporation has authority to issue is 25,000,000 shares of capital stock (par value $0.01 per share), amounting in aggregate par value to $250,000. All of such shares are classified as "Common Stock".

     (b) Unless otherwise prohibited by law, so long as the Corporation is registered as an open-end company under the 1940 Act, the Board of Directors shall have the power and authority, without the approval of the holders of any outstanding shares, to increase or decrease the number of shares of capital stock that the Corporation has authority to issue.

     (c) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the
Corporation:

          (1) Each share of Common Stock shall have one vote, and the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

          (2) Subject to the provisions of law, dividends, including dividends payable in shares of Common Stock, may be paid on the Common Stock of the Corporation at such times and in such amounts as the Board of Directors may deem advisable.

          (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation, shall be entitled to share ratably in the remaining net assets of the Corporation.

          (4) Each holder of Common Stock shall have the right to require the Corporation to redeem all or any part of the holder's shares at a redemption price equal to the net asset value per share which is next computed after receipt of a tender of such shares for redemption, less such redemption fee, if any, as the Board of Directors may from time to time establish in accordance with the 1940 Act and

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     the Rules of Fair Practice adopted by the National Association of
     Securities Dealers, Inc. The redemption price shall be paid in cash; provided, however, that if the Board of Directors determines, which determination shall be conclusive, that conditions exist which make payment wholly in cash unwise or undesirable, the Corporation may, to the extent and in the manner permitted by law, make payment wholly or partly in securities or other assets, at the value of such securities or other assets used in such determination of current net asset value. Notwithstanding the foregoing, the Corporation may suspend the right of holders of Common Stock to require the Corporation to redeem their shares, or postpone the date of payment or satisfaction upon such redemption during any period or at any time when and to the extent permitted under the 1940 Act.

          (5) To the extent and in the manner permitted by the 1940 Act and the Maryland General Corporation Law ("MGCL"), the Board of Directors may cause the Corporation to redeem, at their current net asset value, the shares of Common Stock held in the account of any stockholder having, because of redemptions or exchanges, an aggregate net asset value specified by the Board of Directors from time to time in its sole discretion which is less than the minimum initial investment specified by the Board of Directors from time to time in its sole discretion.

          (6) The net asset value per share of the Common Stock shall be the quotient obtained by dividing the value of the net assets of the Corporation (being the value of the assets of the Corporation less the liabilities of the Corporation) by the total number of shares of Common Stock outstanding, all as determined by or under the direction of the Board of Directors in accordance with generally accepted accounting principles and the 1940 Act. Subject to the applicable provisions of the 1940 Act, the Board of Directors, in its sole discretion, may prescribe and shall set forth in the By-Laws of the Corporation, or in a duly adopted resolution of the Board of Directors, such bases and times for determining the current net asset value per share of the Common Stock, and the net income attributable to the Common Stock, as the Board of Directors deems necessary or desirable.

     (d) The Corporation may issue and sell fractions of shares of capital stock having pro rata all the rights of full shares, including, without limitation, the right to vote and to receive dividends, and wherever the words "share" or "shares" are used in the Charter or By-Laws of the Corporation, they shall be deemed to include fractions of shares where the context does not clearly indicate that only full shares are intended.

     (e) The Corporation shall not be obligated to issue certificates representing shares of capital stock. At the time of issue or transfer of shares without certificates, the Corporation shall provide the stockholder with such information as may be required under the MGCL and the Maryland Uniform Commercial Code - Investment Securities.

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     SEVENTH:  The number of directors of the Corporation shall be eight, which number may be increased or decreased pursuant to the By-Laws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force nor greater than 15. The names of the directors who will serve until the first annual meeting and until their successors are elected and qualify are as follows:

                 James K. Ballinger        Amy S. Clague
                 Carolyn P. O'Malley       Robert L. Mueller
                 Harry A. Papp             L. Roy Papp
                 Rosellen C. Papp          Bruce C. Williams

     EIGHTH: (a) The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and stockholders:

         (1) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its capital stock, whether now or hereafter authorized, or securities convertible into shares of its capital stock, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

         (2) No holder of any capital stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any capital stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any capital stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any capital stock or other securities at the time outstanding to the exclusion of the holders of any or all other capital stock or other securities at the time outstanding.

         (3) The Board of Directors of the Corporation shall, consistent with applicable law (including, without limitation, the 1940 Act), have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus, net assets in excess of capital, net asset value, or net asset value per share; to determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to

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    distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the By-Laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

         (4) Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote thereon, except as otherwise provided in the Charter.

         (5) The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force (as limited by the 1940 Act now or hereafter in force), including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

         (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted (as limited by the 1940 Act now or hereafter in force), no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

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         (7) The Corporation reserves the right from time to time to make any amendments of its Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its Charter, of any of its outstanding capital stock.

         (8) For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the By-Laws. Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by Section 2-502 of the MGCL and the By-Laws.

     (b) The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

     NINTH:  The duration of the Corporation shall be perpetual.

     IN WITNESS WHEREOF, I have signed these Articles of Incorporation, acknowledging the same to be my act, on December 16, 1997.


Witness:


/s/ Sarah A. Johnson                          /s/ Janet D. Olsen
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                                               Janet D. Olsen

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